EXHIBIT 99.1

July 24, 2014
Dear Fellow Stockholders,

On July 16, 2014, a mini-tender offer was filed by affiliates (the “Purchasers”) of MacKenzie Capital Management, LP (“MCM”) offering to purchase up to 500,000 shares of common stock of Signature Office REIT, Inc. (“Signature REIT” or “Company”) at a price of $16.00 per share. The offer is set to expire August 27, 2014, unless extended. You should be aware that Signature REIT is not in any way affiliated with MCM or the Purchasers making the offer.

On July 23, 2014, the Signature REIT Board of Directors evaluated the terms of the offer and unanimously recommends that stockholders reject the offer and not tender their shares. The Board of Directors believes that Signature REIT’s net asset value per share is above the offer price, and that this offer is not in the best interest of stockholders.

The Board of Directors believes this offer is an opportunistic attempt by the Purchasers to purchase shares at a discount and, as the Purchasers state, they are offering to purchase shares, “with the intention of making a profit from the ownership of the shares.” In their valuation of our shares, the Purchasers simply used the depreciated cost of the properties, as reported on Signature REIT’s balance sheet as of March 31, 2014, in estimating a share value. We believe that properties should not be valued at their depreciated cost, but rather appraised under current market conditions. Therefore, we believe the best way to value our shares is by engaging the services of a third-party appraisal firm. We intend to engage such a firm later this year and to publish a valuation by December 10, 2014. Although this third-party, appraisal-based valuation will not necessarily represent the price that might be realized on a sale of shares, we believe it will better reflect the value of our shares. Even without current third-party appraisals, however, we have sufficient information to determine that the Purchaser’s offer substantially understates the current value of our shares.

To reject the Purchaser’s offer, simply ignore it. You do not need to respond.

Your trust and confidence in Signature REIT are greatly appreciated. Should you have any questions about this tender offer or other matters, please phone our client services number, toll free, (855) 328-0109 or contact us via e-mail at Shareholder.Services@signaturereit.com.

Sincerely,
Douglas P. Williams
Chief Operating Officer

PO Box 219536, Kansas City, MO 64121-9536 855-328-0109 www.signaturereit.com